EXHIBIT 99.1


         Capstone Turbine Corporation Announces First Quarter
                    Fiscal 2008 Operating Results

   First Quarter Revenue of $5.6 Million; Backlog Increases 6% and
              Inventory Decreases 7% from Prior Quarter


   CHATSWORTH, Calif.--(BUSINESS WIRE)--Aug. 8, 2007--Capstone
Turbine Corporation(R) (www.microturbine.com) (NASDAQ:CPST), reported operating results for its first quarter ended June 30, 2007 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2007.

   Financial Summary

   Capstone's revenue for the first quarter ended June 30, 2007 was $5.6 million, a decrease of approximately 14% from the same period last year. The decline is attributable to lower than expected sales primarily in the North American and Asian markets.

   Backlog at the end of the first quarter was $5.3 million, an increase of approximately $0.3 million, or 6% from the prior quarter but decreased approximately $0.1 million, or 2% from the end of the prior year comparable quarter.

   The reported gross loss for the first quarter was $2.5 million, or 44% of revenue, compared to $1.2 million, or 19% of revenue from the same period last year. The increase in gross loss was due to lower sales of higher margin C-60 series units and lower absorption of overhead costs into inventory offset by decreased costs for manufacturing, warranty and inventory charges. During the quarter inventory decreased $1.6 million or 7% from the prior quarter.

   Research and development costs were $2.7 million for the first quarter, a decrease of $0.1 million, or 2% from the same period last year. R&D expenses are reported net of benefits from cost-sharing programs. There were no such benefits this quarter and $0.5 million for the same period last year. Overall net expenses were lower primarily due to lower labor and consulting spending, decreased development hardware, and reduced facilities expenses.

   Selling, general and administrative costs were $5.9 million for both the first quarter of fiscal 2008 and the same period last year. Reduced non-cash stock compensation was offset by increased labor related costs, professional services, travel, marketing, supplies and facility maintenance costs.

   Capstone's net loss was $10.4 million, or $0.07 per share, for the first quarter, an increase of $1.1 million from the $9.3 million loss, or $0.09 per share, reported for the same period last year.

   Cash balances decreased by $10.1 million during the first quarter of fiscal 2008. As of June 30, 2007, cash and cash equivalents were $50.3 million.

   Conference Call

   The Company will host a conference call today, Wednesday, August 8, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website:
www.microturbine.com.

   About Capstone Turbine

   Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine(TM) systems to customers worldwide. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

   "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.


                     CAPSTONE TURBINE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)
                             (Unaudited)

                                                  June 30,  March 31,
                                                    2007      2007
                                                  --------- ---------
                     ASSETS
Current Assets:
  Cash and cash equivalents                       $  50,257 $  60,322
  Accounts receivable, net of allowance for
   doubtful accounts and sales returns of $789 at
   June 30, 2007 and $789 at March 31, 2007           4,432     3,514
  Inventories                                        19,439    21,283
  Prepaid expenses and other current assets           1,722     1,614
                                                  --------- ---------
   Total current assets                              75,850    86,733
                                                  --------- ---------
Property, plant and equipment, net                    5,904     6,256
Non-current portion of inventories                    3,234     3,005
Intangible asset, net and other long-term assets        957     1,009
                                                  --------- ---------
   Total                                          $  85,945 $  97,003
                                                  ========= =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses           $   4,835 $   5,686
  Accrued salaries and wages                          1,064     1,434
  Accrued warranty reserve                            6,402     6,554
  Deferred revenue                                    1,007       937
  Current portion of notes payable                       13        19
                                                  --------- ---------
   Total current liabilities                         13,321    14,630
                                                  --------- ---------
Long-term portion of notes payable                       15        27
Other long-term liabilities                             538       561
Stockholders' Equity:
  Preferred stock, $.001 par value; 10,000,000
   shares authorized; none issued                        --        --
  Common stock, $.001 par value; 415,000,000
   shares authorized; 144,551,787 shares issued
   and 144,000,431 shares outstanding at June 30,
   2007; 144,512,997 shares issued and
   143,961,789 shares outstanding at March 31,
   2007                                                 145       145
Additional paid-in capital                          620,116   619,423
Accumulated deficit                                (547,677) (537,270)
Deferred stock compensation                              --        --
Treasury stock, at cost; 551,356 shares                (513)     (513)
                                                  --------- ---------
   Total stockholders' equity                        72,071    81,785
                                                  --------- ---------
   Total                                          $  85,945 $  97,003
                                                  ========= =========


                     CAPSTONE TURBINE CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                                                      Three Months
                                                          Ended
                                                        June 30,
                                                    -----------------
                                                      2007     2006
                                                    -------- --------
Revenue                                             $  5,615 $  6,566
Cost of goods sold                                     8,088    7,802
                                                    -------- --------
   Gross loss                                         (2,473)  (1,236)
Operating expenses:
  Research and development                             2,749    2,806
  Selling, general and administrative                  5,893    5,915
                                                    -------- --------
   Total operating expenses                            8,642    8,721
                                                    -------- --------
Loss from operations                                 (11,115)  (9,957)
  Interest income                                        710      627
                                                    -------- --------
Loss before income taxes                             (10,405)  (9,330)
Provision for income taxes                                 2        2
                                                    -------- --------
Net loss                                            $(10,407)$ (9,332)
                                                    ======== ========
Net loss per share of common stock -- Basic and
 Diluted                                            $  (0.07)$  (0.09)
                                                    ======== ========
Weighted average shares used to calculate Basic and
 Diluted net loss per share                          144,000  103,323
                                                    ======== ========


    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628